EXHIBIT 99.1

NEWS RELEASE

Brent Di Giorgio
Corporate Communications
203.338.3535 Fax: 203.338.3461
Brent.DiGiorgio@peoples.com

FOR IMMEDIATE RELEASE

November 13, 2007

PEOPLE’S UNITED FINANCIAL ANNOUNCES HIRE OF CONTROLLER

BRIDGEPORT, CONN. – People’s United Financial, Inc. (NASDAQ: PBCT) announced today that it has hired Jeffrey Hoyt as Senior Vice President and Controller. Hoyt brings 15 years of accounting and finance experience in positions of increasing responsibility. He began his career with the financial services practice of KPMG LLP and, for the last five years, has held the position of Vice President of Finance and Treasurer for Ethan Allen Interiors Inc.

As Controller, Hoyt will report to Philip R. Sherringham, Chief Financial Officer and acting-CEO, and will be responsible for all matters relating to financial controls and accounting policy. Among his responsibilities, Hoyt will also be charged with ensuring that all regulatory reports and related filings continue to be submitted in accordance with the relevant requirements.

“We are pleased to have Jeff join us at People’s United as we continue to move forward through this period of tremendous change and growth for the organization,” Sherringham said. “I am confident that the depth of experience he brings will prove beneficial to our organization.”

People’s United Financial is a diversified financial services company providing consumer and commercial banking services through a network of 160 People’s United Bank branches, including 75 locations in Super Stop & Shop stores. Through its subsidiaries, People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

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